Exhibit (e)(1)

Execution Version

The following Exhibit (e)(1) is an English translation of the Escrow Agreement

Agreement No.: JYCCNY3520201605100001

Escrow Agreement

Entrusting Parties: Fujian Grand Chip Investment Fund Partnership
AIXTRON SE
ALPHA CHINA LTD.

Entrusted Party: China Development Bank Corporation Xiamen City Branch

Escrow Agreement

This Escrow Agreement (this “Agreement”) is entered into as of the 23 day of May, 2016 by and among the following parties:

Entrusting Parties:

(1)                                 Fujian Grand Chip Investment Fund Partnership, which is a limited partnership organized and existing under Chinese law with its registered address at Enterprise Operation Center Building, Jiangpu Community, Chenli County, Jinjiang, Quanzhou City, Fujian Province (“Party A”);

(2)                                 AIXTRON SE, which is a company organized and existing under the German law with its registered address at Herzogenrath, Germany (“Party B”); and

(3)                                 ALPHA CHINA LTD., a limited liability company fully owned by Party B and is organized and existing under Chinese law with its registered address at Unit 1103 No. 1568 Huashan Road, Changning District, Shanghai (“Party C”, together with Party A and Party B collectively referred to as “Entrusting Parties”);

Entrusted Party:

China Development Bank Corporation Xiamen City Branch with its office address at Floor 36-39, Fortune Center, No. 100 Lujiang Road, Siming District, Xiamen City.

WHEREAS:

(1)                                 Party A, Party B and other parties intend to enter into a certain business combination agreement (“BCA”, which will be attached hereto as an exhibit after being formally executed). Under the BCA, Party A intends to acquire all of the issued and outstanding shares of Party B by a negotiated public takeover through its overseas wholly-owned subsidiary, GRAND CHIP INVESTMENT GMBH, which is a company established under the German law.

(2)                                 Under the BCA, Party B will be entitled to a break fee in the amount of EUR 25,000,000 (“Break Fee”) when specific applicable circumstances under the BCA occur;

(3)                                 Party B intends to obtain such Break Fee on its own or through Party C;

(4)                                 Acknowledging Party B’s legitimate interest in transaction security and to make the arrangement of Break Fee under the BCA more ascertained, the Entrusting Parties agree to enter into this Agreement with the Entrusted Party; and

(5)                                 The Entrusted Party agrees to enter into this Agreement with the Entrusting Parties whereby the Entrusted Party shall monitor the Break Fee as entrusted by the Entrusting Parties and shall release the Break Fee pursuant to this

Agreement when the release conditions under this Agreement satisfy.

NOW, THEREFORE, pursuant to the principles of equality, mutual benefit and good faith, the Entrusting Parties and the Entrusted Party have reached this Agreement through amiable negotiation.

Article 1       Monitored Fund

1.1                               Party A shall deposit the total amount of the Break Fee to the Escrow Account (as defined below) according to the BCA and this Agreement in RMB, which shall be RMB183,442,500 in total as calculated at the exchange rate announced by the State Administration of Foreign Exchange as of May 20, 2016 (EUR:RMB = 1:7.3377). Party A shall ensure that the deposit of the Break Fee into the Escrow Account (as defined under Article 2.1) shall occur no later than May 23, 2016, 10:00 (Beijing time).

1.2                               From the effective date of this Agreement to the termination date of this Agreement (“Monitoring Period”), the Break Fee actually deposited into the Escrow Account and the interests thereof (“Monitored Funds”) shall be monitored by the Entrusted Party according to this Agreement.

Article 2       Escrow Account

2.1                               The Entrusting Parties agree to designate the following account opened by Party A with the Entrusted Party as the Escrow Account under this Agreement (“Escrow Account”):

Account Name:  Fujian Grand Chip Investment Fund Partnership

Account Number:   35201560001047680000

Bank: China Development Bank Xiamen Branch

2.2                               As of the date of this Agreement, the authorized signatory and seal specimen of the Escrow Account shall have been changed to those unanimously agreed to by all Entrusting Parties and reflected in Schedule 5.

2.3                               The Escrow Account shall only be used by the Entrusted Party for the purpose of providing monitoring services hereunder for the Entrusting Parties.

2.4                               During the Monitoring Period, the Entrusted Party shall provide to each Entrusting Party a bank statement of the Escrow Account on a monthly basis (before the 10th day of each month). The Entrusted Party shall guarantee that the bank statement is correct, accurate and complete.

Article 3       Monitoring Services and Charges

3.1                               During the Monitoring Period, unless the Entrusted Party releases the Monitored Funds in accordance with Article 4 or Article 7.3 hereunder, the Entrusted Party shall not withdraw or transfer (including but not limited to transfer via e-banking) the Monitored Funds per the request of any party.

3.2                               The Entrusting Parties all agree that, for the escrow services provided by the Entrusted Party to the Entrusting Parties under this Agreement during the Monitoring Period, the Entrusted Party shall have the right to charge an escrow service fee and such fee (if any) shall be all borne by Party A with the specific amount and payment method discussed and agreed to between Party A and the Entrusted Party.

3.3                               The Entrusted Party shall not deduct any escrow service fee directly from the Monitored Funds under any circumstance and shall not reject any release application or instruction delivered according to Article 4 because of the Entrusted Party’s failure to receive the escrow service fee.

3.4                               During the Monitoring Period, Party A shall bear all bank charges in connection with the Escrow Account.

Article 4       Release of Monitored Funds

4.1                               The Entrusting Parties irrevocably and unanimously agree that the Entrusted Party shall release the Monitored Funds according to the following terms and conditions:

4.1.1                     within two (2) business days after receiving a written notification in the form as set out in Schedule 1 that is jointly executed by the authorized signatories of Party A and Party B with their specimen signatures reflected in Schedule 4 (“Release Notice 1”), release from the Escrow Account in the amount and to the person specified in the Release Notice 1 by way of telegraphic transfer;

4.1.2                     within two (2) business days after receiving the following two documents, release from the Escrow Account in the amount and to the persons specified in the Release Notice 2 (as defined below) by way of telegraphic transfer:

(1)                           a written notice in the form as set out in Schedule 2 that is executed by the authorized signatory of Party B with his/her specimen signature reflected in Schedule 4 (“Release Notice 2”); and

(2)                           a final arbitration award presented by Party B in the original or a certified copy, in which the payment of the Break Fee to Party B is ordered pursuant to Article 13.4 of the BCA.

4.1.3                     within two (2) business days after receiving the following two documents, release from the Escrow Account in the amount and to the persons specified in the Release Notice 3 (as defined below) by way of telegraphic transfer:

(1)                           a written notification in the form as set out in Schedule 3 that is executed by the authorized signatory of Party A with his/her specimen signature reflected in Schedule 4 (“Release Notice 3”); and

(2)                           a final arbitration award presented by Party A in the original or a certified copy, in which it is held that there is no need to make payment of the Break Fee to Party B pursuant to Article 13.4 of the BCA; or

4.1.4                     release the Monitored Funds to Party A by way of telegraphic transfer according to Article 7.1 when the Agreement is terminated.

4.2                               Party A and Party B have the right to change the specimen signature of their respectively authorized signatories who have the right to execute the release notice as set out in Schedule 4 with at least a 5-bussiness-day prior written notification to the Entrusted Party and shall undertake such alteration procedure. The Entrusted Party shall complete such alteration within 3 business days after receiving the written notification and the effective date of such specimen alteration shall be the date of written confirmation made by the Entrusted Party.

4.3                               In the event of the occurrence of the release of the Monitored Funds to Party B pursuant to Article 4.1.2, Party B may elect require the Entrusted Party:

4.3.1                     to make the transfer to an offshore bank account designated by Party B. Under such circumstance, Party A and Party B shall designate to the Entrusted Party an onshore RMB account and after the Entrusted Party releases to such account the designated amount of RMB, Party A and Party B shall cooperate with each other to convert the released funds into EUR and transfer such EUR amount within no more than fifteen (15) business days. If the ultimate EUR amount received by Party B is less than EUR25,000,000, then Party B shall notify Party A the difference within five (5) business days after the receipt, and Party A shall cooperate with Party B to wire transfer the amount of difference to a bank account designated by Party B within three (3) business days after receiving such notice; or

4.3.2                     make the release to Party C’s onshore RMB bank account directly.

Under all of the circumstances above, Party A shall bear the bank charges, exchange conversion losses and all taxes incurred by Party B or Party C, which are resulted from the foreign exchange conversion and remittance to an offshore bank account, and shall ensure that the actual amount received by Party B or Party C (as applicable) be no less than EUR25,000,000 or its equivalent RMB amount by using the foreign exchange rate between EUR and RMB announced by the State Administration of Foreign Exchange as of the issuance date of the Release Notice 2 under Article 4.1.2.

4.4                               None of the Entrusting Parties shall have the right to and shall not take any action to delay, prevent or stop the Entrusted Party’s release of the funds pursuant to Article 4.1. For such purpose, each of the Entrusting Parties shall procure their respectively authorized signatories who leave their specimen signatures hereunder to execute the release notice and issue the same to the Entrusted Party according to the BCA and Article 4.1 hereof and shall procure such authorized signatories to sign on the wire transfer vouchers and sign/affix the specimen signature/seal thereto.

4.5                               As of the execution date of this Agreement, Party A has signed/affixed on certain sets of wire transfer vouchers the specimen signature/seal in advance and has handed over such vouchers to the Entrusted Party to hold in custody. If Party B so requires, the Entrusted Party shall assist with Party B to complete all procedures relating to the transfer of funds from the Escrow Account to the designated bank account.

Article 5 Entrusting Parties’ Representations, Warranties and Undertakings

5.1                               Each of the Entrusting Parties severally and not jointly represents and warrants to the Entrusted Party that:

(1)         it is duly incorporated and validly existing with full civil power and capacity to enter into and perform this Agreement;

(2)         the execution and performance of this Agreement is based on its true intention, and it has obtained legal and valid authorization as required under its articles of association or any its other constitutional documents, and the execution and performance of this Agreement will not violate any agreements, contracts or other legal documents binding upon it;

(3)         all documents delivered by it to the Entrusted Party under this Agreement (including without limitation, any documents, evidence, payment vouchers, release applications or written explanations) are correct, accurate, complete and in compliance with all applicable laws and regulations.

5.2                               Party A undertakes that the source of Monitored Funds is legitimate, and their usage will not violate any applicable laws or regulations

5.3                               Party B shall not create any security or encumbrance on the Escrow Account or dispose the Monitored Funds otherwise in any way that is inconsistent with this Agreement.

5.4                               Without Party B’s prior written consent, Party A shall not change or add the authorized signatory of the Escrow Account as set out under Schedule 5 at its own discretion.

5.5                               At the request of Party B which request shall not be rejected, Party A shall sign/affix specimen signature/seal on the wire transfer vouchers and assist with Party B to complete all procedures relating to wire transfer of funds from the Escrow Account.

5.6                               The Entrusting Parties undertake that the execution and performance of the BCA and the establishment and utilization of the Escrow Account comply with the requirements of any laws, regulations or regulatory rules, and they do not involve utilizing the Escrow Account for any tax evasion, debt evasion, money laundering, illegal withdrawal of cash or other illegal activities.

5.7                               All economic and legal liabilities caused by any Entrusting Party’s breach of the aforesaid representations and warranties shall be borne by such Entrusting Party, and if any other Entrusting Party or the Entrusted Party has suffered any losses therefrom, such Entrusting Party shall be liable for the full compensation.

Article 6 Provisions Relating to the Entrusted Party

6.1                               The Entrusted Party shall, for the purpose of performing its obligations under this Agreement, has the right to reply on any documents provided to it by the Entrusting Parties (including but not limited to documents, evidence, payment vouchers and written explanations). In addition to checking whether the signatures executed or affixed by the Entrusting Parties on the relevant documents are consistent with the signatures set out under Schedule 4, the Entrusted Party will only be responsible for checking whether any document delivered by the Entrusting Parties in its from and from its appearance conform to the provisions of this Agreement without any obligation to investigate whether any information contained in the document is correct or accurate, whether the document has been prepared and distributed with due authorization, whether any document is consistent with its original, or whether any signature on the document is genuine. The Entrusted Party shall bear no liability for consequences of acting in reliance upon any of such documents.

6.2                               The Entrusted Party shall only serve as a funds supervisor to perform its obligation of monitoring the release of funds pursuant to this Agreement, and shall not assume any form of responsibility or obligation for validity, feasibility, rationality, accuracy, authenticity or legitimacy of any other matters (including without limitation the BCA).

6.3                               If the Entrusted Party receives any court order targeting at the Monitored Funds or any notification that freezes, seizes, confiscates or restricts the Monitored Funds, the Entrusted Party shall notify the Entrusting Parties immediately within three(3) days after receiving such order/notification.

6.4                               At the request of Party B which request shall not be rejected, the Entrusted Party shall provide to Party B the wire transfer vouchers already signed/affixed by Party A’s specimen signature/seal that have been handed over to the Entrusted Party to hold in custody according to Article 4.5 and shall assist Party B to complete all procedures relating to wire transfer of funds from the Escrow Account.

6.5                               In addition to the obligations or liabilities under this Agreement, the Entrusted Party shall bear no other obligations or liabilities for the Monitored Funds, and the Entrusted Party shall not be bound by any claim relating to the Monitored Funds.

Article 7 Amendment and Termination of this Agreement

7.1                               This Agreement may be amended through execution of a supplemental agreement as agreed to among the Entrusting Parties and the Entrusted Party through amiable negotiation.

7.2                               This Agreement shall be terminated immediately under any of the following circumstances:

(1)                     the Entrusting Parties and the Entrusted Party mutually agree to terminate this Agreement; and

(2)                     the Entrusting Parties and the Entrusted Party have respectively and fully performed this Agreement

7.3                               After this Agreement is terminated according to Article 7.2, the Entrusted Party shall timely transfer the balance of the Monitored Funds (if any) as of the termination date to a bank account designated by Party A without additional written notifications or instructions.

7.4                               Article 3.4, Article 7.3, Article 7.4, Article 8, Article 9, Article 10 and Article 11 hereof shall survive the termination of this Agreement.

Article 8 Liability for Breach of Agreement

8.1                               Unless otherwise agreed by the parties in writing, if any party breaches its obligation under this Agreement and fails to cure such breach within five (5) days after receiving a written notification form other party requiring the rectification of such breach, the breaching party shall make payment to the non-breaching parties liquidated damages in the amount equivalent to 12-month escrow service fee. If the liquidated damages are insufficient to cover the losses suffered by the non-beaching parties, the breaching party shall be liable to compensate the losses exceeding the liquidated damages.

Article 9 Force Majeure

9.1                               If any party suffers from war, massive fire, typhoon, earthquake or any other force majeure event that cannot be foreseen, avoided or overcome which causes such party unable to timely perform all or part of its obligations, such party shall, within 5 days after the occurrence of such force majeure event, submit proof of the force majeure event to the other parties and state the expected duration of such force majeure event and the effect on its performance of this Agreement.

9.2                               No party shall be liable for breach of agreement because of its failure to perform any obligations under this Agreement caused by the effect of a force majeure event, but such party shall not be exempted from liability if it is delayed in its performance which takes place prior to the occurrence of a force majeure event.

Article 10 Governing Law and Dispute Resolution

10.1                        This Agreement shall be governed by the laws of the People’s Republic of China.

10.2                        All disputes arising from or in connection with the execution or performance of this Agreement may be resolved by the parties through friendly consultation. If no agreement is reached within 30 days, any party may submit such dispute to the court where the Entrusted Party domiciles.

10.3                        During the period for resolving the dispute, if the dispute has no effect on the performance of any other articles under this Agreement, such other articles shall continue to be performed.

10.4                        The Entrusted Party shall bear no liability for the performance of the BCA. For any dispute arising from the performance of the BCA, the Entrusting Parties shall resolve such dispute according to the BCA.

10.5                        This Agreement shall be prepared and executed in Chinese.

Article 11 Miscellaneous

11.1                        Unless otherwise stipulated by laws, regulations or otherwise agreed by the parties hereof, the invalidity of any article of this Agreement shall not affect the validity of any other articles of this Agreement.

11.2                        If any party fails to exercise all or any part of the rights under this Agreement, or fails to require other party to perform or undertake all or part of the obligation or liability under this Agreement, such failure shall not constitute such party’s waiver of the rights or exemption of the obligation or liability. Any party’s tolerance hereunder, extension of any period hereunder or delay in exercising its rights hereunder shall not prejudice any rights it is entitled to under this Agreement, the applicable laws and regulations, nor shall be deemed as its waiver of such rights.

11.3                        Any notice, application or instruction under this Agreement or in connection with this Agreement shall be delivered to the parties’ contact addresses as follows and a party shall notify other parties any change of its contact address within 5 business days after the change occurs by way of notification according to this article, and such address change shall take effect after the notification is delivered:

Entrusting Parties

Party A:

Attention: Zhenzhen Chen (Buttonwood Finance Ltd.)

Fax: +852-2320 3408

Email: jamie.chen@buttonwood.hk

with a copy to:

Attention: Vivian Lam/Pei Fang (Paul Hastings LLP)

Fax: +852-2526 2219/3192 9743

Email: vivianlam@paulhastings.com; fangpei@paulhastings.com

Party B:

Attention: Manager Meeting

Fax: +49 2407 9030 25

Email: m.goetzeler@aixtron.com; b.schulte@aixtron.com

with a copy to:

Attention: Dr. Markus Hauptmann/ Dr. Tobias Heinrich

(White & Case LLP)

Fax: +49 69 29994 1444

Email: mhauptmann@whitecase.com; theinrich@whitecase.com

Party C:

Attention: Ting Wang (General Manager)

Fax: +86 21 6445 3742

Email: T.Wang@aixtron.com

with a copy to:

Attention: Dr. Markus Hauptmann/ Dr. Tobias Heinrich

(White & Case LLP)

Fax: +49 69 29994 1444

Email: mhauptmann@whitecase.com; theinrich@whitecase.com

Entrusted Party

China Development Bank Corporation Xiamen City Branch

Attention: Zhen Zou

Fax: 0592-2978893

Email: zouzhen@cdb.cn

11.5                        In addition to the BCA served as an exhibit, the following schedules and any other schedule confirmed by all of the parties form an integral part of this Agreement which shall have equal legal effect with this Agreement:

Schedule 1: Form of Release Notice 1

Schedule 2: Form of release Notice 2

Schedule 3: Form of Release Notice 3

Schedule 4: List of Authorized Signatories of Release Notice and Signatures Specimen

Schedule 5: Authorized Signatory of the Escrow Account and Specimen Seal/Signature

Article 12 Other Agreements

12.1                        This Agreement will become effective from the date of signature and affixing of seal (if any) by each party through their respective legal representative or authorized representative.

12.2                        This Agreement shall be prepared and executed in eight counterparts, with each party holding two(2) counterparts. Each counterpart shall be deemed as an original, but all counterparts together shall constitute one and the same instrument.

(The remainder of this page is intentionally left blank)

(Signature Page of Escrow Agreement)

Party A:	Fujian Grand Chip Investment Fund Partnership

(Seal)

Signature:

Name:	Zhendong Liu

Position:	Executive Partner

(Signature of Escrow Agreement)

Party B:	AIXTRON SE

Signature:

Name:

Position:	Authorized Signatory

(Signature Page of Escrow Agreement)

Party C:	AIXTRON CHINA LTD.

Signature:

Name:

Position:	Authorized Signatory

(Signature Page of Escrow Agreement)

Entrusted Party:	China Development Bank Xiamen Branch

(Seal)

Signature:

Name:

Position:	Authorized Signatory